UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 25, 2006
AMBIENT CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	0-23723	98-0166007
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
79 Chapel St. - Newton, MA 02458
(Address of principal executive offices & zip code)

Registrant's telephone number, including area code:  (617) 332-0004

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Ambient Corporation (the "Company") and Duke Energy Company LLC ("Duke"), a diversified energy company with a portfolio of  both regulated and unregulated electric businesses, which supplies, delivers and processes energy for its customers, have entered into a Commercial Deployment Agreement, dated as of September 25, 2006 (the "Commercial Deployment Agreement"), pursuant to which the Company's broadband over power lines ("BPL") solution will be deployed over Duke's electric power distribution grid. The initial commercial build-out and deployment of the Company's BPL solutions will pass approximately 6,000 residential units (the "Phase I Build Out").

Under the terms of the Commercial Deployment Agreement, each of the Company and Duke will exert commercially reasonable efforts including, without limitation, the dedication of appropriate staff, facilities and equipment as well as access to facilities and sites to carry out the Phase I Build Out. The Company will be providing the BPL equipment to be used in the Phase I Build Out. In addition, the Company will be providing engineering and technical support as needed to design, support and assist in the completion of the Phase I Build Out. In connection with the Phase I Build Out, the Company has entered into a license agreement with Duke for the Company's Network Management software. Upon completion of the Phase I Build Out, each of the parties shall determine in its sole discretion whether or not to proceed to additional or expanded BPL deployment. As contemplated by the Agreement, on September 26, 2006, the Company received a purchase order (the "Purchase Order") for BPL equipment to be used in the Phase I Build Out in the aggregate purchase amount of approximately $3.5 million. The amounts payable in such purchase order are subject to reduction in the event of non-timely delivery by the Company, termination of the agreement and/or cancellation of the Purchase Order by Duke as set forth below.

Subject to the terms of the succeeding sentence, the Commercial Deployment Agreement continues in full force and effect through the earlier of the (i) completion of the Phase I Build Out or (ii) the first anniversary of its execution. Duke is entitled, upon written notice to the Company, to terminate the Commercial Deployment Agreement and/or cancel the Purchase Order for its convenience, provided, however, that in the event of such termination Duke is to reimburse the Company for all amounts owing thereto on account of equipment purchased by the Company for the Phase I Build Out, services rendered by it in connection with the build out and any and all other amounts that may be owing to the Company at the time of termination.

Attached as an exhibit hereto is a press release issued by the Company in connection with the Phase I Build Out.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits:

Exhibits
EX-99.1	Press Release issued by Ambient Corporation on September 26, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2006	By:	/s/ John J. Joyce
John J. Joyce President, CEO, Director